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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1587 DATED 15 FEBRUARY 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $61,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$1,732,598,000.00 (A$1,715,098,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

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1.  (i)   Issuer:                          Queensland Treasury Corporation
    (ii)  Guarantor:                       The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                  2015
                                           (to be consolidated and form a single series with QTC 6%
                                           Global A$ Bonds due 14 October, 2015, ISIN US748305BE82)

3.        Specific Currency or             AUD ("A$")
          Currencies:

4.  (i)   Issue price:                     106.256%
    (ii)  Dealers' fees and commissions    No fee or commission is payable in respect of the issue
          paid by Issuer:                  of the bond(s) described in this Pricing Supplement.
                                           Instead, QTC pays fees and commissions in accordance with
                                           the procedure described in the QTC Offshore and Onshore
                                           Fixed Interest Distribution Group Operational Guidelines.

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5.        Specified Denominations:         A$1,000

6.  (i)   Issue Date:                      21 February 2006
    (ii)  Record Date (date on and from    7 April/7 October
          which security is
          Ex-interest):
    (iii) Interest Payment Dates:          14 April/14 October

7.        Maturity Date:                   14 October 2015

8.        Interest Basis:                  6 per cent Fixed Rate

9.        Redemption/Payment Basis:        Redemption at par

10.       Change of Interest Basis or      Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:             Senior and rank pari passu with other senior, unsecured
                                           debt obligations of QTC
    (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured
                                           obligations

12.       Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:             6 percent per annum payable semi-annually in arrears
    (ii)  Interest Payment Date(s):        14 April and 14 October in each year up to and including
                                           the Maturity Date
    (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount
    (iv)  Determination Date(s):           Not Applicable
    (v)   Other terms relating to the      None
          method of calculating
          interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.       Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified Denomination

15.       Early Redemption Amount(s)       Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                   Permanent Global Note not exchangeable for Definitive
                                           Bonds

17.       Additional Financial             Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons or     No
          Receipts to be attached to
          Definitive Bonds (and dates
          on which such Talons mature):

19.       Other terms or special           Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:
    (ii)  Date of Dealer Agreement:        15 February 2006 (the "Trade Date")
    (iii) Stabilizing Manager(s) (if       Not Applicable
          any):

21.       If non-syndicated, name and      UBS AG, Australia Branch
          address of relevant Dealer:      Level 25, Governor Phillip Tower
                                           1 Farrer Place
                                           SYDNEY NSW 2000

22.       Whether TEFRA D or TEFRA C       TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling               Not Applicable
          restrictions:
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LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                            Bourse de Luxembourg.
(ii)  Admission to trading:               Application has been made for the bonds to be admitted to
                                          trading on the regulated market of the Bourse de
                                          Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                            The bonds to be issued have been rated:

                                          S&P:     AAA
                                          Moody's: Aaa

                                          An obligation rated 'AAA' by S&P has the highest credit
                                          rating assigned by Standard & Poor's. The obligor's
                                          capacity to meet its financial commitment on the
                                          obligation is extremely strong.

                                          Obligations rated Aaa by Moody's are judged to be of the
                                          highest quality with minimal credit risk.

                                          A credit rating is not a recommendation to buy, sell or
                                          hold securities and may be revised or withdrawn by the
                                          rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved
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in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:              See "Use of Proceeds" section in the prospectus
                                          supplement.
(ii)  Estimated net proceeds:             Not Applicable.
(iii) Estimated total expenses:           Not Applicable.

5.    YIELD

      Indication of yield:                5.445%

                                          Calculated as 7 basis points less than the yield on the
                                          equivalent A$ Domestic Bond issued by the Issuer under its
                                          Domestic A$ Bond Facility on the Trade Date.

                                          The yield is calculated on the Trade Date on the basis of
                                          the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                          US748305BE82
(ii)  Common Code:                        017598066
(iii) CUSIP Code:                         748305BE8
(iv)  Any clearing system(s) other than   Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):
(v)   Delivery:                           Delivery free of payment
(vi)  Names and addresses of additional   Not Applicable
      Paying Agent(s) (if any):
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